Exhibit 23.5

Consent of Millward Brown, Inc.

We hereby consent to the inclusion in the Registration Statement on Form S-1 of AutoTrader Group, Inc. and the related prospectus of references to us and our 2012 Millward Brown Brand Audit, including any related research and reports and all information derived therefrom.

/s/ Salim Sitafalwalla Salim Sitafalwalla Vice President Millward Brown, Inc. 2325 Lakeview Parkway, Suite 500 Alpharetta, GA 30009

July 26, 2012